Longwei Petroleum Investment Holding Announces Closing of Private Placement for $14.8 Million

Capital Used to Establish Inventory for New Storage Facility Which Is Expected to Add $40 Million in Revenue and $6 Million in Net Income

TAIYUAN CITY, China -- (PR NEWSWIRE-ASIA) – Oct. 29, 2009 -- Longwei Petroleum Investment Holding Ltd. (OTC Bulletin Board: LPIH) (“Longwei”), announced today that it has completed a $14.8 million private placement with accredited investors to provide funding for the completion of its Gujiao Oil Depot facility located in Gujiao City, Shanxi Province, China. The company intends to use the proceeds to purchase inventory and ancillary equipment for the Gujiao facility, that has 70,000 metric tons of capacity for fuel oil storage, and to finalize the railway connection to the depot.

The additional facility is expected to come online January of 2010 and is expected to generate approximately $40 million in revenue and $6 million in net income during the fiscal year ending June 30, 2010.

“This funding will allow us to complete construction at our Gujiao oil storage facility, which is strategically located in a heavy industry area where there is strong demand for fuel,” said Cai Yongjun, chairman and chief executive officer of Longwei. “Our new facility will position us to better serve the large industrial plants, mining operations, and transportation fleets operating in the Gujiao industrial zone.”

Under the structure of the private placement, Longwei sold 13.5 million Series A Convertible Preferred Shares and Warrants to 36 accredited investors. The warrants are valid for a term of three years and are exercisable at a price of $2.255 per share. The Series A Convertible Preferred Shares are convertible into shares of Longwei’s common stock at a 1 to 1 ratio and have a conversion price of $1.10.  Longwei will be required to file a registration statement for the securities sold in the private placement within 60 days.

Longwei and the investors entered into a Make Good Escrow Agreement with insiders of Longwei, who placed 13,499,274 shares of Longwei’s common stock into escrow, to be distributed to the investors, based on a calculation, if Longwei fails to attain “adjusted net income” of $23,900,000 for the year ended June 30, 2010. Adjusted net income is net income after tax and is also exclusive of any non-cash adjustments related to the private placement.

National Securities Corporation, a subsidiary of National Holdings Corporation, acted as lead Placement Agent in the transaction.

The securities issued in the private placement have not been registered under the United States Securities Act of 1933 as amended or the securities laws of any other jurisdiction. Until they are registered, these securities may not be sold by investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. For more detailed information on this financing, refer to Longwei’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission.

About Longwei Petroleum Investment Holding Limited
Longwei Petroleum Investment Holding, Limited (the “Company”) is an energy company that, through its subsidiaries, engages in oil and gas operations in the People’s Republic of China (“PRC”).  Oil and gas operations consist of transporting, marketing and selling finished petroleum products.  The Company’s headquarters and primary facilities are located in Taiyuan, Shanxi Province (“Shanxi”). The Company purchases diesel, gasoline, fuel oil and kerosene (the “Products”) from various petroleum refineries in the PRC. The Company is 1 of 5 licensed intermediaries in Shanxi that operates its own large scale storage tanks and has the necessary licenses to operate and sell Products not only in Shanxi but throughout the entire PRC. The Company’s storage tanks have the largest storage capacity of any non-government operated entity in Shanxi.  The Company seeks to earn profits by selling its Products at competitive prices to large scale gas stations, coal plants and other power supply customers and small, independent gas stations. The Company also earns revenue by acting as a purchasing agent for other intermediaries in Shanxi and through the sale of diesel and gasoline at a gas station located on the Company’s property in Taiyuan.

For further information on Longwei Petroleum Investment Holding Limited, please visit      http://www.longweipetroleum.com. You may register to receive Longwei Petroleum Investment Holding Limited's future press releases or request to be added to the Company's distribution list by contacting Dave Gentry at http://www.RedChip.com.

About National Holdings Corporation

National Holdings Corporation is a holding company for National Securities Corporation, vFinance Investments, Inc., EquityStation, Inc., National Asset Management, Inc.; and National Insurance Corporation. National Securities, vFinance and EquityStation are broker-dealers registered with the SEC, and members of FINRA and SIPC. vFinance is also a member of the NFA. The three principal lines of business of the broker-dealers are offering full-service retail brokerage; providing investment banking, merger, acquisition and advisory services to micro, small and mid-cap, high-growth companies; and trading securities, including making markets in over 3,500 micro and small-cap stocks, distributing direct market access platforms and providing liquidity in the United States Treasury marketplace. National Asset Management is a federally registered investment advisor. National Insurance provides a full array of fixed insurance products to its clients. For more information, please visit our websites at www.nationalsecurities.com and www.vfinance.com.

Forward-Looking Statements
Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Longwei’s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Longwei’s operations are conducted in the PRC and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. Other potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

At the Company:
Jim Crane, Chief Financial Officer
U.S. Office +1 617 699 6325
P.R.C. Tel. +86 152 0120 8012

Investor Relations:
Dave Gentry
RedChip Companies, Inc.
407-644-4256, Ext. 104
info@redchip.com
http://www.RedChip.com

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